    As filed with the Securities and Exchange Commission on June 23, 1997
                                               Registration No. 333-_________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                 --------------

                               INTELLICORP, INC.
             (Exact name of Registrant as specified in its charter)

            DELAWARE                             94-2756073
  (State or other jurisdiction of              (I.R.S. employer
  incorporation or organization)             identification number)

        1975 EL CAMINO REAL WEST, MOUNTAIN VIEW, CALIFORNIA  94040-2216
                                 (415) 965-5500
              (Address, including zip code, and telephone number,
       including area code, of Registrant's principal executive offices)

                                KENNETH H. HAAS
                            1975 EL CAMINO REAL WEST
                     MOUNTAIN VIEW, CALIFORNIA  94040-2216
                                 (415) 965-5500
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

           WITH COPIES OF ALL ORDERS, NOTICES AND COMMUNICATIONS TO:

                                RICHARD A. PEERS
                       HELLER, EHRMAN, WHITE & MCAULIFFE
                             525 UNIVERSITY AVENUE
                       PALO ALTO, CALIFORNIA  94301-1908
                           TELEPHONE: (415) 324-7000
                           FACSIMILE: (415) 324-0638

                                 --------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

                                 --------------
         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier registration statement for the same offering. [ ] __________

         If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE


==========================================================================================================================
                                                                PROPOSED MAXIMUM     PROPOSED MAXIMUM
     TITLE OF EACH CLASS OF SECURITIES       AMOUNT TO BE       AGGREGATE PRICE        AGGREGATE               AMOUNT OF
             TO BE REGISTERED                 REGISTERED        PER SECURITY         OFFERING PRICE       REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------------
       Common Stock, par value $.001         2,748,000            $2.97(1)           $8,161,560(1)              $2,473
==========================================================================================================================


(1) Estimated solely for the purpose of computing the amount of registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices reported of the Registrant's Common Stock on the Nasdaq Stock Market on June 19, 1997.

PROSPECTUS

2,748,000 SHARES OF COMMON STOCK, ALL OF WHICH ARE OFFERED BY THE SELLING STOCKHOLDERS

                               INTELLICORP, INC.

                                 _____________

         All of the 2,748,000 shares (the "Shares") of common stock, $.001 par value, (the "Common Stock") of IntelliCorp, Inc. (the "Company" or "IntelliCorp") covered by this prospectus (the "Prospectus") are being offered by the holders of the Shares (collectively, the "Selling Stockholders") named in this Prospectus. See "Selling Stockholders". The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders.

         Some or all of the Shares covered by this Prospectus may be offered for sale from time to time by the Selling Stockholders at such prices and on such terms as may then be obtainable, in negotiated transactions, or otherwise. This Prospectus may be used by the Selling Stockholders or by any broker-dealer who may participate in sales of the securities covered hereby. The Selling Stockholders will pay all commissions, transfer taxes, and other expenses associated with the sales of securities by them. The Company has paid the expenses of the preparation of this Prospectus. The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities arising under the Securities Act.

         The Company's Common Stock is traded on the Nasdaq Stock Market under the symbol "INAI". On June 19, 1997, the closing price for the Common Stock, as reported on the Nasdaq Stock Market, was $3.00 per share.

         IntelliCorp has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered by this Prospectus. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to IntelliCorp and the securities offered hereby, reference is made to the Registration Statement and the exhibits thereto, which may be examined without charge at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of which may be obtained from the Commission upon payment of the prescribed fees. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the commission, and the address of such site is http://www.sec.gov/.

                                  ____________

      THESE ARE SPECULATIVE SECURITIES AND INVOLVE A HIGH DEGREE OF RISK.
                   (SEE "RISK FACTORS" COMMENCING ON PAGE 3.)

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                     PROSPECTUS.  ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                                  ____________

                The date of this Prospectus is ___________, 1997

         No person is authorized to give any information or to make any representations or projections of future performance other than those contained or incorporated by reference in this Prospectus and, if given or made, such information, projections or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell or solicitation of an offer to buy to any person in any jurisdiction where such offer would be unlawful. The delivery of this Prospectus or sale hereunder at any time does not imply that the information herein is correct as of any time subsequent to the date hereof.


                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected at the public reference facilities of the Commission at Judiciary Plaza, 450 Fifth Street, N. W., Washington, D.C. 20549. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at such address. Such reports, proxy statements and other information can also be inspected at the Commission's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and at 500 West Madison, Chicago, Illinois 60661. The Commission maintains a World Wide Web Site that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission, and the address of such site is http://www/sec.gov/. The Common Stock of the Company is traded on the Nasdaq Stock Market. Reports and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc., 1735 K. Street, N.W., Washington, D.C. 20006-1500.


                      DOCUMENTS INCORPORATED BY REFERENCE

         The following documents filed by the Company with the Commission are incorporated in this Prospectus by reference:

           (i) the Company's annual report on Form 10-KSB for the fiscal year ended June 30, 1996, and quarterly reports on Form 10-QSB for each of the fiscal quarters ended September 30, 1996, December 31, 1996 and March 31, 1997, each filed pursuant to Section 13(a) or 15(d) of the Exchange Act;

          (ii) all other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (i) above; and

         (iii) the description of the Company's securities contained in its Form 8-A Registration Statements filed pursuant to Section 12 of the Exchange Act.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of securities hereunder shall be deemed to be incorporated herein by reference and shall be a part hereof from the date of the filing of such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or replaced for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or replaces such statement. Any such statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part of this Prospectus.

         The Company will provide without charge to each person, including any beneficial owner, to whom a Prospectus is delivered, upon written or oral request of such person, a copy of any document incorporated by reference in this Prospectus, other than exhibits to such documents not specifically incorporated by reference. Such requests should be directed to IntelliCorp, Inc., 1975 El Camino Real West, Mountain View, California 94040, Attention:
Kenneth A. Czaja, Chief Financial Officer, Telephone:  (415) 965-5500.

                                  RISK FACTORS

         The information about the Company included or incorporated by reference herein contains forward looking statements that involve risks and uncertainties, including the risks detailed below. An investment in the securities being offered hereby involves a high degree of risk. In addition to the other information in this Prospectus, prospective investors should carefully consider the following risk factors before purchasing the Shares.

NEED FOR ACCEPTANCE OF MODELING TECHNOLOGY AND COMPANY PRODUCTS

         The market for the Company's products is new and evolving, and its growth depends upon broader market acceptance of modeling technology, including object-oriented technology. Modeling technologies represent fundamental shifts in analysis, design and programming methodologies. They require substantial investment in the retraining of programmers and business analysts, which can be expensive and can reduce the productivity of programmers and analysts during the training period. As a result, there can be no assurance that organizations will choose to make the investment required to use modeling techniques in planning their operations and for the enhancement of their businesses or their clients' businesses.

         Even if modeling technology gains broader market acceptance, there can be no assurance that PowerModel and LiveModel, the Company's principal products at this time, will be accepted for implementation of object-oriented and modeling technology. PowerModel and LiveModel are both relatively new products with limited market acceptance. In the case of the product market for
LiveModel: SAP R/3 Edition, it is unclear if this product's modeling approach will be accepted as a solution to customers' SAP implementation problems, or if the product will be used by customers who have previously installed SAP's R/3 software. In addition, even if PowerModel and LiveModel gain broader market acceptance, a number of other vendors offer competing products. There are also a number of other approaches to business and application modeling, including the use of traditional CASE tools. See "Competition" below.

         The Company has refocused its efforts on the SAP market and, in June 1996, LiveModel: SAP R/3 Edition was commercially released to address the need for a modeling tool to assist companies who are implementing SAP's R/3 system. As a result of refocusing a substantial portion of the Company's business on the SAP market, increased acceptance of the Company's software products will depend on continued market acceptance of SAP's R/3 system. In addition, sales of the Company's SAP R/3 based products will depend on the acceptance and use by consulting firms and others who assist their customers to implement the complex R/3 system. There can be no assurance that the Company will be successful in achieving and sustaining partnerships with third party packaged system vendors or with strategic consulting firms. SAP has formed strategic alliances with other companies to develop R/3 modeling/implementation software packages and SAP itself offers products that include a subset of the capabilities of IntelliCorp's products. While the Company believes that
LiveModel: SAP R/3 Edition offers advantages over competing products in this market, there can be no assurance that the Company will be successful in refocusing its business in the SAP R/3 market or that the Company's products will successfully compete with others in this market.

         The Company's fiscal 1997 and 1998 sales forecast anticipates a significant portion of revenues to be derived from sales of and consulting services related to LiveModel: SAP R/3 Edition. Factors which could impact the level of revenues generated from LiveModel: SAP R/3 Edition include, but are not limited to, the timing and level of market acceptance of the new product, the timing of market introduction of competing products, the success of providing consulting services and the success of sales efforts with strategic partners. There can be no assurance, however, that the actual sales will not differ materially from the sales forecast in the near term.

         The Company has attempted to focus its PowerModel business on the concurrent engineering market for manufacturing and design. However, there can be no assurance that customers will accept the Company's product solutions once the solutions are completed, that the Company will have the necessary expertise for this market, or that the Company will obtain the right business partnerships. In fact, the revenue related to the PowerModel business has been declining during fiscal 1997.

RAPID TECHNOLOGICAL CHANGE; PRODUCT DEVELOPMENT

         The market for the Company's products is characterized by ongoing technological developments, evolving industry standards, rapid changes in customer requirements and increasing customer demands. As a result, the Company's success depends upon its ability to continue to enhance its existing products, develop and introduce in a timely manner new products that take advantage of technological advances, and respond to new customer requirements and demands. To the extent one or more of the Company's competitors introduce products that fully address customer requirements, the Company's business could be adversely affected. There can be no assurance that the Company will be successful in developing and marketing enhancements to its existing products or new products incorporating new technology on a timely basis, or that its new products will adequately address the changing needs of the marketplace. If the Company is unable to develop and introduce new products, or enhancements to existing products, in a timely manner in response to changing market conditions or customer requirements or demands, the Company's business and results of operations will be materially and adversely affected. Versions of LiveModel and PowerModel are currently available for use on the UNIX operating system. UNIX enjoys relatively limited market acceptance at present and there can be no assurance that market acceptance for UNIX will expand or will not decrease. Additionally, sales of existing products on UNIX have declined substantially and there can be no assurance that future sales of these products will not continue to decline.

         With the introduction of LiveModel: SAP R/3 Edition, the Company has shifted its emphasis from UNIX systems to Windows and other Microsoft operating systems. There can be no assurance that this shift from UNIX to Windows will be successful or that the Company will achieve significant success of its Windows-based products.

         In addition, the Company and SAP AG have a joint development agreement under which the utility of the IntelliCorp technology within the context of the SAP R/3 system is being explored. There is no assurance that SAP or IntelliCorp will continue to find the mutual development of interfacing products to be in their mutual best interests or that SAP will not terminate the partnership or change their products or strategies in a way that is adverse to IntelliCorp. Even though IntelliCorp may wish to further its relationship with SAP and its development of products, there can be no assurance that the Company will be successful in doing so. Termination of its arrangement with SAP could have a material adverse effect on the Company's financial results.
In addition, the Company relies on licenses from third parties, such as POET and SAP, for some of its technology and product functionality.

         Although the Company has a number of ongoing development projects, there can be no assurance that the development of these products will be completed successfully or on time, that the projects will include the features required to achieve market acceptance, or that enhancements to the product will keep pace with broadening market requirements. From time to time the Company or its competitors may announce new products, capabilities or technologies that have the potential to replace or shorten the life cycles of the Company's existing products. There can be no assurance that announcements by the Company or its competitors of currently planned or other new products will not cause customers to defer purchasing existing Company products. The Company has in the past experienced delays in software development, and there can be no assurance that the Company will not experience further delays in connection with its current product development or future development activities. Delays or difficulties associated with new product introductions or product enhancements could have a material adverse effect on the Company's results of operations. Software products as complex as those offered by the Company may contain undetected errors when first introduced or as new versions are released. There can be no assurance that errors will not be found in new products after commencement of commercial shipments, resulting in loss of or delay in market acceptance. The Company maintains no insurance for this risk.

COMPETITION

         The Company believes that its ability to compete depends on factors both within and outside its control, including the timing and success of new products developed by the Company and its competitors, product performance and price, distribution and customer support. There can be no assurance that the Company will be able to compete successfully with respect to these factors.

         The market for IntelliCorp's software products is intensely competitive and is characterized by rapid change and frequent introduction of new products. The important competitive factors in the industry are generation of and integration with standard runtime environments, access to standard databases, ability to support the client/server paradigm, support for popular methodologies, product sophistication, features, reliability, price/performance characteristics, ease of understanding and operating the software, integration with conventional computing environments and the internet, availability of the product on a variety of hardware platforms.
There can be no assurance that the Company will be successful in the face of increasing competition from new products and enhancements introduced by existing competitors and by new companies entering the market.

         The market for application development tools and languages for client/server computing environments is intensely competitive and the Company expects competition to continue to increase. The Company's competitors include a broad range of companies that develop and market tools and languages for software application development, including (i) providers of modeling and/or diagramming tools, some of which operate, or may in the future, operate in conjunction with SAP's R/3 System and who, for marketing purposes, have formed or may, in the future, form strategic partnerships with providers of commercially popular software systems, such as SAP; (ii) providers of object-oriented languages and tools such as C++ and C and Smalltalk; (iii) providers of object-based development tools; (iv) providers of 4GL-based development tools; and (v) providers of CASE tools. Vendors marketing competing object-oriented languages and/or tools, include Brightware, Gensyn, Neuron Data, NeXT, ParcPlace, and Platinum Technologies. Providers of 4GL application development tools include Borland, Informix, Oracle, and Sybase. Providers of CASE tools include Cayenne, IDE, Rational, Intersolv, Oracle, Texas Instruments, and Seer Technologies. Other companies offering SAP R/3 modeling and implementation tools include: IDS, Prof. Scheer, Visio, Texas Instruments, Logic Works, and Micrographix. In addition, SAP offers the Business Engineering Workbench with a subset of the capabilities of the IntelliCorp products.

         Many of the Company's current and prospective competitors have significantly greater financial, technical, manufacturing and sales and marketing resources than the Company. These companies as well as other hardware and database software vendors can be expected to develop and market additional competitive products in the future. In addition, a variety of established companies are also building object-oriented products as extensions to their existing product lines.

DEPENDENCE ON KEY PERSONNEL

         The Company is dependent upon a limited number of key management, technical and sales personnel, the loss of whom would adversely affect the Company's business. In addition, in the future, the Company may need to augment or replace existing key management, technical, or sales personnel in order to maintain or increase its business. Because of the complexity and breadth of the Company's product line in certain technical areas, the Company may have only a single employee with appropriate expertise. The loss of any such employee can have the effect of slowing down or halting development with respect to a product until the Company is able to locate and hire another technical person with the requisite expertise. In addition, certain management, technical and support personnel are relatively new to the Company, and the Company's success in the future will depend in part on successful assimilation of new personnel. The Company's future success will depend in part upon its ability to attract and retain highly qualified personnel. The Company competes for such personnel with other companies, academic institutions, government entities and other organizations. The ability to recruit, on a timely basis, appropriate personnel to staff the various development efforts will be a key factor in the success of those projects. If the Company cannot recruit the appropriate personnel and must hire outside consultants to perform this work, the contract margins may be adversely affected. There can be no assurance that the Company will be successful in hiring or retaining qualified personnel. It is particularly difficult to hire personnel with SAP expertise. Loss of key personnel or inability to hire and retain qualified personnel could have a material adverse effect on the Company's business and results of operations. Recently, and from time to time in the past, the Company has experienced significant turnover in its sales force. There can be no assurance that the Company will be able to reduce this periodic turnover in its sales force and, as a result, the Company may lose sales opportunities, market share or customers.

         Customers in the modeling technology market require tools that can operate on many different hardware platforms and with many different operating systems, tools, databases, systems and devices. Because of the broad range of features and functions required of the Company's products, their development, maintenance and use is extremely complex and requires the Company to have technical personnel with a breadth of expertise. Highly qualified and specialized personnel for sales, customer training, customer support and on-site consulting are required. These personnel requirements are very difficult for the Company to manage and maintain because of its limited financial resources. There can be no assurance that the Company will have the necessary personnel to develop and commercialize its products successfully, or to port these products to the necessary hardware platforms and operating systems.

DEPENDENCE ON LOWER MARGIN SERVICE REVENUES

         A significant amount of the Company's revenues has been derived from contract and other services. The operating margins from revenues for such services are substantially lower than the operating margins from revenues for the Company's software products. This disparity is principally due to the low cost of materials, royalties, and other costs of the Company's software products, as compared to the relatively high personnel costs (including the higher cost of using outside consultants) incurred in providing consulting services. In addition, as the proportion of contract and other service revenues increases, the overall margins will decrease accordingly. As a result of the Company's reliance on contract and other revenues, the Company's overall operating margins may be lower than those for software companies that do not derive such a significant percentage of revenues from contract and other services. In addition, the Company's operating margins have in the past and may in the future vary significantly as a result of changes in the proportion of revenues attributable to products and services.

LACK OF PROFITABILITY; POTENTIAL FUTURE LOSSES

         Over the last five years, the Company has experienced aggregate consolidated net losses of over $25,000,000, including a net loss of $4,499,000 for the year ended June 30, 1996 and a net loss of $2,032,000 for the nine months ended March 31, 1997. The Company may incur a loss in fiscal 1997 and may also have losses in future years. There can be no assurance that the Company will eventually attain profitability or, if it attains profitability, that it will be able to maintain profitability.

         Working capital at March 31, 1997 was $6,482,000 as compared to $171,000 at March 31, 1996. Management's financial plans for fiscal year 1998 anticipate sufficient revenues so as not to require additional capital resources. However, the Company may, from time to time, need to raise additional capital through debt or equity financing and there can be no assurance that such financing will be available to the Company. If revenues for fiscal year 1998 do not meet management's expectations, and additional financings are not available, management has the ability and intent to reduce certain expenditures to lower the Company's cost base, if required. As a result of these factors, the Company believes its cash and cash equivalents at March 31, 1997 and expected cash generated from operations will be sufficient to fund operations during fiscal 1998.

         To allow its Common Stock to remain listed for trading on the Nasdaq Stock Market, the Company is required to maintain a minimum capital and surplus. In the past, the Company's capital and surplus have fallen below the Nasdaq minimum. This failure to maintain the minimum capital and surplus required the Company to exchange debt for preferred stock and to issue additional Common Stock in 1996 and preferred stock in 1997. Additional losses could adversely affect the Company's ability to maintain the required minimum capital and surplus in the future. Should the Company's Common Stock be delisted from the Nasdaq Stock Market, the trading market for the Common Stock may be adversely affected.

POTENTIAL FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

         The Company's quarterly revenues and operating results have in the past, and may in the future, vary significantly due to such factors as the timing of new product introductions, changes in pricing policies by the Company and its competitors, market acceptance of new products, and enhanced versions of existing products, the information systems department budgets of its customers, and the length of sales cycles. Although a significant portion of the Company's revenues in each quarter result from orders received in that quarter, the majority of the Company's expense levels are fixed, based on expectations of future revenues. In addition, a substantial amount of the Company's quarterly revenues have typically been recorded in the third month of the fiscal quarter with a concentration of such revenues in the last half of the month. The timing of the closing of large license agreements increases the risk of quarter to quarter fluctuations. As a result, if revenues are not realized as expected, the Company's operating results will be materially adversely affected. Accordingly, it is likely that the Company would experience disproportionate declines in its operating results if revenues were to decline. In addition, it is possible that in some future quarter the Company's operating results will be below the expectations of public market analysts and investors. In such event, the price of the Company's Common Stock would likely be adversely affected.

CONCENTRATED PRODUCT LINE

         The Company currently derives substantially all of its revenue from
LiveModel: SAP R/3 Edition and PowerModel and related products and services and expects this concentration to continue for the foreseeable future. As a result, any factor adversely affecting the demand for, or pricing of, LiveModel and PowerModel and related products and services would have a material adverse effect on the Company's business and results of operations. In fact, the PowerModel and non-SAP LiveModel business has been declining over the past year, and the Company's reliance on LiveModel for SAP R/3 is increasing significantly. In addition, there can be no guarantee that the PowerModel and non-SAP LiveModel revenue will stop declining and/or grow again. The Company's future financial performance will depend significantly on the successful development and customer acceptance of new and enhanced versions of its products.

CUSTOMER CONCENTRATION

         For the nine month period ended March 31, 1997, revenues from the sale of products and services to one commercial customer and one related party accounted for 8% and 18%, respectively, of total revenue. The level of revenues received from these customers may not continue in future periods. In addition, certain customers may account for a significant portion of net revenues in a particular quarter, which may lead to significant variations in quarterly results.

NEED FOR CHANNEL PARTNERS

         In order for the Company to reach higher levels of revenue and sustainable growth, the Company may require channel partners for the sale, distribution and co-marketing of its products. Such partners may include SAP, consulting firms, systems integrators, traditional software distributors or hardware or software companies with established distribution channels. The Company has an agreement with Deloitte & Touche Consulting Group/ICS, Origin and Price Waterhouse to promote or to utilize the Company's LiveModel: SAP R/3 Edition. These channel partners are instrumental in gaining acceptance of IntelliCorp's modeling tools both for their consulting methodology as well as by their customers for continuing operating requirements. The Company anticipates that a significant portion of fiscal year 1997 revenues will be generated through these arrangements and other similar arrangements or agreements with consulting firms and hardware companies. There can be no assurance that the Company will be able to achieve significant sales through its Deloitte & Touche, Origin and Price Waterhouse relationships or that the Company will be successful in establishing additional channel partner arrangements or that, if such relationships are established, they will prove to be commercially successful. In addition, there can be no assurance that the Company's partners will not utilize their relative size or financial strength to the disadvantage of the Company.

MANAGING A CHANGING BUSINESS

         Since its inception, the Company has experienced changes in its operations which have placed significant demands on the Company's administrative, operational and financial resources. The Company's future performance will depend in part on its ability to manage change, both in its domestic and international operations, and to adapt its operational and financial control systems as necessary to respond to changes in its business. The failure of the Company's management to effectively respond to and manage changing business conditions could have a material adverse effect on the Company's business and results of operations.

INTERNATIONAL OPERATIONS

         Approximately 29% of the Company's net revenues for the nine month period ended March 31, 1997 and 31% of the Company's net revenues for the fiscal year ended June 30, 1996 were attributable to international sales. Substantially all international revenues to date have been derived from license revenues. The Company currently offers local language versions of its products. Although it does intend to offer additional localized product releases in the future, there can be no assurance that such releases will be successfully developed or, if developed, that they will achieve market acceptance. The Company faces certain risks as a result of international sales. First, staff levels have been reduced significantly as a result of the Company's restructuring in the last fiscal year. Second, the results of the Company could be affected adversely by short-term fluctuations in currency exchange rates. Additionally, the Company's international operations may be affected by changes in demand resulting from long-term changes in interest and currency exchange rates. The Company is also subject to other risks associated with international operations, including tariff regulations and requirements for export licenses, particularly with respect to the export of certain technologies, which may on occasion be delayed or difficult to obtain, unexpected changes in regulatory requirements, longer accounts receivable payment cycles, difficulties in managing international operations, potentially adverse tax consequences, economic and political instability, restrictions on repatriation of earnings, and the burdens of complying with a wide variety of foreign laws. In addition, the laws of certain countries do not protect the Company's products and intellectual property rights to the same extent as do the laws of the United States. There can be no assurance that such factors will not have an adverse effect on the Company's future international sales and, consequently, on the Company's business and results of operations. With the exception of limited patent protection in Canada, the Company has no patents protecting its products in foreign markets.

PROPRIETARY INFORMATION

         IntelliCorp regards its software as proprietary and attempts to protect it by relying upon copyrights, trade secret and patent laws and contractual nondisclosure safeguards as well as restrictions on transferability that are incorporated into its software license agreements. IntelliCorp licenses its software products (in object or binary form) to customers rather than transferring title. In spite of these precautions, it may be possible for competitors or users to copy aspects of IntelliCorp's products or to obtain information which the Company regards as trade secrets without authorization, or to develop similar technology independently. In addition, effective copyright and trade secret protection may be unavailable or limited in certain foreign countries. IntelliCorp has licensed a number of products, including PowerModel, in source form (or human-readable form) to certain customers and third parties, both in the United States and internationally, for a variety of purposes, including porting to other platforms and globalization. This practice increases the possibility of misappropriation or other misuse of the Company's products. IntelliCorp has not required end-users of Kappa-PC (a PowerModel product) and LiveModel: SAP R/3 Edition to sign license agreements. Instead, the license agreement for Kappa-PC and LiveModel: SAP R/3 Edition is included in the product packaging, and the packaging explains that by opening the seal the user is agreeing to the terms of the license agreement. It is uncertain whether "Shrink-wrap" license agreements of this type are legally enforceable.

         IntelliCorp's first three patents, relating primarily to knowledge-based technology, were issued between June 1987 and May 1990. IntelliCorp's fourth patent with respect to certain technologies integrated in its PowerModel product was issued in May 1994. The Company filed an additional patent application in June 1994 relating to its LiveModel product. However, there can be no assurance that any further patents will be issued with respect to the Company's products, and existing patent and copyright laws afford only limited practical protection to IntelliCorp. Although the Company believes that its products and technology do not infringe on any existing proprietary rights of others, there exist several patents with claims that might extend to IntelliCorp's products, which, together with the growing use of patents to protect software, has increased the risk that third parties may assert infringement claims against IntelliCorp in the future. Any such claims, with or without merit, could result in costly litigation or might require the Company to enter into royalty or licensing agreements. Such royalty or license agreements, if required, may not be available on terms acceptable to the Company or at all. The Company does not have insurance to cover the risk of infringement claims.

         In view of the rapid rate of technological change in the areas in which it does business and the uncertainty of the scope of the protection afforded by copyright and patent laws, IntelliCorp does not believe that copyrights or patents will be of major competitive advantage to it. Rather, IntelliCorp believes that it must rely primarily on the technical competence and creative ability of its personnel to improve and update its software products and create additional products in order to be successful.

PUBLIC TRADING MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

         As of April 30, 1997, there were 12,913,477 shares of Common Stock outstanding. The trading price of the Company's Common Stock is subject to wide fluctuations in response to variations in the actual or anticipated quarterly operating results of the Company, announcements of new products or technological innovations by the Company or its competitors, and general conditions in the industry. In addition, stock markets for securities of high technology companies have experienced extreme price and volume trading volatility in recent years. This volatility may have a substantial effect on the market prices of securities of many high-technology companies for reasons unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of the Company's Common Stock.

         In March 1997, the Company had a preferred stock offering for shares of its Series B Preferred Stock (the "Series B Preferred Stock"). The Series B Preferred Stock may, at the option of the Company, be exchanged for convertible promissory notes of the Company issued with the same terms as the Series B Preferred Stock (the "Notes"). The dividends on Series B Preferred Stock, or the interest on the Notes in the event of an exchange, may be and are expected to be payable in shares of Common Stock in lieu of cash for one year. The Series B Preferred Stock or the Notes, if issued, are convertible into Common Stock at the election of the holders. The Company is registering for resale the shares of Common Stock issuable with respect to the Series B Preferred Stock or the Notes, as well as the Common Stock expected to be issued in payment of dividends or interest with respect to the Series B Preferred Stock or Notes, as applicable. If all the shares reserved for these purposes were issued, it would significantly increase the number of shares outstanding.
Sales or issuance of substantial amounts of the Company's Common Stock by the holders of the Series B Preferred Stock or others in the future could adversely affect the market price of the Company's Common Stock. Substantially all of the outstanding shares of the Company's Common Stock are eligible for sale in the public market. In addition, the holders of stock options could exercise their options and sell the vested shares in the public market.

                                USE OF PROCEEDS

         The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders.


                          DESCRIPTION OF CAPITAL STOCK

         As of the date of this Prospectus, the authorized capital stock of the Company consists of 20,000,000 shares of Common Stock, with a par value of $.001, and 2,000,000 shares of preferred stock, with a par value of $.001.

COMMON STOCK

         As of April 30, 1997, there were 12,913,477 shares of Common Stock outstanding. The shares were held of record by approximately 571 stockholders. As of April 30, 1997, 3,661,290 shares of Common Stock were issuable upon the conversion of outstanding shares of Series A Preferred Stock and Series B Preferred Stock (together, the "Preferred Stock"). In addition, up to 346,000 shares of Common Stock may be issuable by the Company in lieu of cash dividends on the Preferred Stock. The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders, including the election of Directors. The holders of the Common Stock are entitled to any dividends that may be declared by the Board of Directors out of funds legally available therefor subject to the prior rights, if any, of holders of Preferred Stock. In the event of liquidation or dissolution of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences, if any, of any outstanding shares of Preferred Stock.

         Holders of Common Stock have no preemptive rights and have no right to convert their Common Stock into any other securities. All of the outstanding shares of Common Stock are fully paid and nonassessable.

PREFERRED STOCK

         As of March 31, 1997, there were 580,645 shares of Series A Preferred Stock and 5,000 shares of Series B Preferred Stock outstanding. The Preferred Stock was held of record by eight stockholders. Each share of Series A Preferred Stock is convertible at the option of the holder into two shares of Company Common Stock, subject to adjustments for dilutive events, and carries 10% cumulative dividends which, at the Company's election, may be paid in cash or Common Stock for dividends payable through April 30, 1998. Each share of Series B Preferred Stock is convertible at the option of the holder into 500 shares of Company Common Stock, subject to adjustment for dilutive events, and carries 8% cumulative dividends which, at the Company's election, may be paid in cash or Common Stock for dividends payable through April 30, 1998. The Series B Preferred Stock may be exchanged, at the option of the Company for convertible promissory notes of the Company (the "Notes"). The Series A Preferred Stock and Series B Preferred Stock have no voting rights unless dividend payments are more than two years in arrears, at which time the outstanding shares of Preferred Stock shall have the right to vote with the Common Stockholders as one class, with the number of votes equal to the number of shares of Common Stock into which the outstanding shares of Preferred Stock are convertible. The outstanding shares of Preferred Stock have the right to receive a preference in the event of any liquidation or winding up of the Company.

         The Board of Directors may issue additional shares of preferred stock from time to time in one or more series with such designations, voting powers, if any, preferences and relative, participating, optional or other special rights, and such qualifications, limitations and restrictions thereof, as are determined by resolution of the Board of Directors of the Company. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and could adversely affect the rights and powers, including voting rights, of the holders of Common Stock. In certain circumstances, the issuance of preferred stock could depress the market price of the Common Stock.

                              SELLING STOCKHOLDERS

         The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock by the Selling Stockholders as of April 30, 1997 and as adjusted to reflect the sale by Selling Stockholders of Shares offered by this Prospectus.

                                          Common Stock                                   Common Stock
                                       Beneficially Owned                             Beneficially Owned
                                      Prior to Offering (1)                           After Offering (1)
                                      ------------------                              ---------------

                                                                   Common Stock
             Holder                    Number         Percent       to be Sold        Number      Percent
             ------                    ------         -------       ----------        ------      -------
 Delaware State Employee's           1,841,160(2)       12.5%        1,841,160(2)       0            --
 Retirement Fund . . . . . . .

 ICI American Holdings, Inc. .         549,600(3)        4.1%          549,600(3)       0            --

 Zeneca Holdings, Inc. . . . .         357,240(4)        2.7%          357,240(4)       0            --
                                    ----------                      ----------          -
          TOTAL:                     2,748,000                       2,748,000          0
-----------------------

(1) Applicable percentage of ownership is based on 12,913,477 shares of Common Stock outstanding as of April 30, 1997 and, for each stockholder, assumes conversion of all outstanding shares of Series B Preferred Stock held by such stockholder, and the issuance of the Shares which may be issued as payment of dividends on such Series B Preferred Stock.

(2) Consists of 1,675,000 shares issuable on conversion of Series B Preferred Stock, and up to 166,160 shares which may be issued as payment of dividends on the Series B Preferred Stock.

(3) Consists of 500,000 shares issuable on conversion of Series B Preferred Stock, and up to 49,600 shares which may be issued as payment of dividends on the Series B Preferred Stock.

(4) Consists of 325,000 shares issuable on conversion of Series B Preferred Stock, and up to 32,240 shares which may be issued as payment of dividends on the Series B Preferred Stock.

                              PLAN OF DISTRIBUTION

         Of the 2,748,000 Shares offered by this Prospectus, 2,500,000 of the Shares are issuable upon the conversion of 5,000 outstanding shares of Series B Preferred Stock, or the Notes, if issued, and up to 248,000 of the Shares may be issued as dividends on the Series B Preferred Stock or as interest on the Notes, if issued.

         All or a portion of the Shares of Common Stock offered hereby by the Selling Stockholders may be delivered and/or sold in transactions from time to time on the over-the-counter market at prices prevailing at the time, at prices related to such prevailing prices or at negotiated prices and/or may also be used to cover any short positions previously established. The Selling Stockholders may effect such transactions by selling to or through one or more broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders. The Selling Stockholders and any broker-dealers that participate in the distribution may under certain circumstances be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by such broker-dealers and any profits realized on the resale of Shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Stockholders may agree to indemnify such broker-dealers against certain liabilities, including liabilities under the Securities Act. In addition, the Company has agreed to indemnify the Selling Stockholders with respect to the Shares offered hereby against certain liabilities, including, without limitation, certain liabilities under the Securities Act.

         Any broker-dealer participating in such transactions as agent may receive commissions from the Selling Stockholders (and, if they act as agent for the purchaser of such Shares, from such purchaser). Broker-dealers may agree with the Selling Stockholders to sell a specified number of Shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the Selling Stockholders, to purchase as principal any unsold Shares at the price required to fulfill the broker-dealer commitment to the Selling Stockholders. Broker-dealers who acquire Shares as principal may thereafter resell such Shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such Shares commissions computed as described above. To the extent required under the Securities Act, a supplemental prospectus will be filed, disclosing (a) the name of any such broker-dealers, (b) the number of Shares involved, (c) the price at which such Shares are to be sold, (d) the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, (e) that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented, and (f) other facts material to the transaction.

         Each Selling Stockholder will pay all commissions, transfer taxes, and other expenses associated with the sale of securities such Selling Stockholder. The Shares offered hereby are being registered pursuant to contractual obligations of the Company, and the Company has paid the expenses of the preparation of this Prospectus. The Company has not made any underwriting arrangements with respect to the sale of Shares offered hereby.

                                 LEGAL MATTERS

         The validity of the securities offered hereby will be passed upon for the Company by Heller, Ehrman, White & McAuliffe, Palo Alto, California, counsel to the Company in connection with the offering.


                                    EXPERTS


         The consolidated financial statements of IntelliCorp, Inc. appearing in IntelliCorp, Inc.'s Annual Report (Form 10-KSB) for the year ended June 30, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee.

          Securities and Exchange Commission
            Registration Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $   2,473

          Legal fees and expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . .     $  10,000
          Accounting fees and expenses . . . . . . . . . . . . . . . . . . . . . . . . .     $   4,800

          Nasdaq Listing Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $   7,500

          Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $   1,227
                  TOTAL:   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $  26,000
                                                                                              ========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The registrant has the power to indemnify its officers and directors against liability for certain acts pursuant to Section 145 of the General Corporation Law of the State of Delaware. Section A of Article Ninth of the registrant's Certificate of Incorporation provides:

          1. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended, (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) against all expense, liability and loss (including attorneys' fees, judgments, fines, Employee Retirement Income Security Act of 1974 excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The Corporation may by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

          2. Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

          3. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.


ITEM 16.         EXHIBITS

  Exhibit                                          Description
  -------                                          -----------
 4          Series B Preferred Stock Purchase Agreement(1)
 5          Opinion of Heller, Ehrman, White & McAuliffe*

 23.1       Consent of Heller, Ehrman, White & McAuliffe (filed as part of Exhibit 5)*

 23.2       Consent of Ernst & Young LLP, Independent Auditors

 24         Power of Attorney (See page II-4)

------------------

*    To be filed by Amendment.

(1) Incorporated herein by reference to the Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 1997.



ITEM 17.         UNDERTAKINGS

          A.     The undersigned registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement,

                          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs A(1)(i) and A(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                 (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registrations statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          B. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California, on this 23rd day of June, 1997.




                                       INTELLICORP, INC.


                                       By:  /s/ Kenneth H. Haas
                                          -----------------------------
                                          Kenneth H. Haas
                                          President and Chief Executive
                                          Officer



                      POWER OF ATTORNEY TO SIGN AMENDMENTS

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Kenneth H. Haas and Kenneth A. Czaja, or either of them, with full power of substitution, such person's true and lawful attorneys-in-fact and agent for such person in such person's name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement on Form S-3 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully, to all intents and purposes, as he or such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

 /s/ Kenneth H. Haas                             Director and President                             June 23, 1997
 ----------------------------------------------
 Kenneth H. Haas


 /s/ Kenneth A. Czaja                            Vice President and Chief Financial Officer         June 23, 1997
 ----------------------------------------------
 Kenneth A. Czaja

 /s/ Daniel R. Menudier                          Chief Accounting Officer and Controller            June 23, 1997
 ----------------------------------------------
 Daniel R. Menudier


                                                 Director
 ----------------------------------------------
 Katharine C. Branscomb


 /s/ Joseph A. Graziano                          Director                                           June 23, 1997
 ----------------------------------------------
 Joseph A. Graziano

 /s/ Norman J. Wechsler                          Director                                           June 23, 1997
 ----------------------------------------------
 Norman J. Wechsler

                               INTELLICORP, INC.

                               Index to Exhibits

                                                                                  Sequentially Numbered
    Exhibit                               Description                                     Pages
 -------------   -------------------------------------------------------------   ------------------------
       4         Series B Preferred Stock Purchase Agreement(1)
       5         Opinion of Heller, Ehrman, White & McAuliffe*

      23.1 Consent of Heller, Ehrman, White & McAuliffe (filed as part of Exhibit 5)*

      23.2       Consent of Ernst & Young LLP, Independent Auditors

      24         Power of Attorney (See page II-4)

-------------------

*    To be filed by Amendment.

(1) Incorporated herein by reference to the Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 1997.